Exhibit 10.10

ADARX PHARMACEUTICALS, INC.

July 11, 2024

Ajim Tamboli
[***]	VIA EMAIL

Re:	Offer of Employment

Dear Mr. Tamboli:

ADARx Pharmaceuticals, Inc. (the “Company”) is pleased to offer you at-will employment in the position of Chief Financial Officer on the terms and conditions set forth in this letter agreement (the “Agreement”). You will be reporting to President and Chief Executive Officer of the Company, Dr. Zhen Li. You will work at the Company’s offices located at 5871 Oberlin Drive, San Diego, CA 92121.

1. Employment by the Company. Your employment with the Company shall begin on a July 15, 2024 (the “Start Date”), or as otherwise agreed to by you and the Company. This is a full-time exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall perform such duties as are required by the Company. Your primary office location shall be the Company’s office located in San Diego, California. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location on a non-permanent basis from time to time and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time; provided that nothing in this and the previous sentence shall diminish your rights under this Agreement, including without limitation Sections 9 or 10.

2. Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of $490,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

3. Bonuses. You will be eligible for an annual discretionary bonus of up to 35% of your Base Salary (the “Annual Bonus”), which shall be prorated based on the number of days you are actually employed during the calendar year. Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Company’s Board in its sole discretion, based upon a combination of Company results and individual performance against the applicable performance goals established by the Company’s Board. You must remain an active employee continuously through the end of any given calendar year in order to earn an Annual Bonus for that year, and any such bonus will be paid prior to March 15 of the following year. You will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) for a given calendar year if your employment terminates for any reason before the end of such calendar year.

You will also be eligible to earn a one-time bonus of $125,000, less applicable withholdings (the “Sign-On Payment”). The Company will advance you the Sign-On Payment, prior to its being earned, within thirty (30) days after your Start Date. You will earn the Sign-On Payment if you remain continuously employed with the Company through the one-year anniversary of your Start Date. If your employment with the Company terminates for Cause or without Good Reason prior to the one-year anniversary of your Start Date, you agree to repay, within thirty (30) days of your last day of employment with the Company, the entire Sign-On Payment paid to you by the Company in advance of becoming earned.

4. Company Policies; Standard Company Benefits; Reimbursement. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. You shall be entitled to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time. You will be entitled to receive prompt reimbursement for all reasonable out of pocket expenses you incur during your employment in performing the services hereunder, in accordance with the policies and procedures then in effect and established by the Company for executive officers.

5. Equity.

5.1 Option. Subject to approval by the Board, which shall not be unreasonably withheld, and which will take place promptly after the Board can reasonably determine the fair market value of the Company’s Common Stock, the Company will grant you an option under the ADARx Pharmaceuticals, Inc. 2020 Equity Incentive Plan or a similar plan adopted by the Company (the “Equity Plan”) to purchase up to 955,614 shares of the Company’s common stock, representing 0.95% of the Company’s share capital on a fully diluted basis as of the date hereof (the “Option”) at the fair market value of the Company’s Common Stock, as determined by the Board on the date the Board approves such grant. The Option will be governed in full by the terms and conditions of the Equity Plan and your individual Option Agreement and Option Grant Notice (collectively, the “Equity Documents”). Except as set forth below or in the Equity Documents, the Option will vest over four years, with twenty-five percent (25%) of the Option vesting on the first (1st) anniversary of the Start Date, and then in quarterly installments thereafter over the following three years, subject to your Continuous Service (as defined in the Equity Plan) to the Company.

5.2 Acceleration of Option. Notwithstanding Sections 5.1, if you provide Continuous Service (as defined in the Equity Plan) to the Company (or its successor) for twelve (12) continuous months following a Change in Control, then the Option shall immediately become fully vested.

6. At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination. Upon termination for any reason, the Company will provide you with the Accrued Obligations (as defined below).

7. Outside Activities During Employment. Except with the prior written consent of the Board, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise. Nothing contained in this Section 7 will prevent or limit your right to manage your personal investments on your own personal time, including the right to make passive investments in the securities of any publicly held entity so long as your aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

8. Indemnification. You will be eligible for coverage under the Company Directors’ and Officers’ (“D&O”) insurance policies to the same extent and in the same manner to which the Company’s similarly situated executives are entitled to coverage under the Company D&O insurance policies, subject to the terms and conditions of any such the Company D&O insurance policies.

9. Severance.

9.1 Accrued Obligations. Regardless of the reason for any employment termination, the Company shall pay you: (a) the portion of your Base Salary that has accrued prior to any termination of your employment with the Company and has not yet been paid, (b) any Annual Bonus for the year preceding the year in which the termination occurred, to the extent awarded but unpaid, and (c) the amount of any expenses you properly incurred on behalf of the Company prior to any such termination and not yet reimbursed (together, the “Accrued Obligations”) promptly following the effective date of termination. In the event that your employment is terminated for any reason other than as described in Section 9.2 or 9.3 below, the Company will pay you the Accrued Obligations promptly following the effective date of termination and will have no further obligations to you. Your entitlement to any other compensation or benefit under any Company plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement.

9.2 Involuntary Termination. If you are subject to an Involuntary Termination (other than in connection with a Change in Control), and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 9.5 below), the Company shall provide you with the following “Severance Benefits”:

(a) Cash Severance. The Company shall pay you, as severance, the equivalent of six (6) months (the “Severance Period”) of your Base Salary in effect as of the date of your employment termination, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided the Separation Agreement (as discussed in Section 9.5) has become effective.

(b) Accelerated Vesting. The vesting and exercisability of the Option held by you as of immediately prior to the Involuntary Termination, to the extent such awards would otherwise have vested solely conditioned on your continued services with the Company, shall accelerate vesting in accordance with their applicable vesting schedules as if you had completed an additional number of months of service with the Company equal to the Severance Period as of the date of Involuntary Termination. For the avoidance of doubt, awards which vest wholly or partially subject to the attainment of performance goals are not eligible to accelerate vesting pursuant to this subsection.

9.3 Involuntary Termination in Connection with a Change in Control. If you are subject to an Involuntary Termination within three (3) months prior to or twelve (12) months following a Change in Control, and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 9.5 below), the Company shall provide you with the Severance stated in Section 9.2(a), and the following “Change in Control Severance Benefits”:

(a) Full Accelerated Vesting. Effective as of your Involuntary Termination following the effective date of the Change in Control, the vesting and exercisability of the Option held by you as of immediately prior to the Involuntary Termination shall become fully vested and exercisable (the “Full Accelerated Vesting Benefit”). For the avoidance of doubt, vesting acceleration under this subsection is conditioned upon the actual consummation of a Change in Control.

9.4 Termination for Cause; Resignation Without Good Reason; Death or Disability. If you resign without Good Reason, or the Company terminates your employment for Cause, upon dissolution or cessation of the Company, or upon your death or disability, then (a) you will no longer vest in the Option, (b) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (c) you will not be entitled to any Severance Benefits or Change in Control Severance Benefits.

9.5 Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits and Change in Control Severance Benefits will be subject to you signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) no later than the sixtieth (60th) day after your employment termination (the “Release Deadline”), provided that if the sixty- day period crosses a tax year, the Company will pay or begin payment of the Severance Benefits or Change in Control Severance Benefits in the new tax year on the first payroll date following the later of January 1 and the date the Separation Agreement becomes effective. No Severance Benefits (excluding the Accrued Obligations) or Change in Control Severance Benefits will be paid or provided until the Separation Agreement becomes effective. You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

10. Definitions.

10.1 Cause. For purposes of this Agreement, “Cause” for termination means: (a) commission of any felony or any crime involving moral turpitude or dishonesty, (b) participation in a fraud or act of dishonesty which results or would reasonably be expected to result in material damage to the Company, (c) willful and material breach of your duties that has not been cured within 30 days after written notice from the Company’s Board of such breach, provided that such breach is capable of being cured in the Company’s Board’s discretion, (d) intentional and material damage to the Company’s property, or (e) a material breach of any agreement between you and the Company, including without limitation the Confidential Information and Inventions Assignment Agreement.

10.2 Change in Control. For purposes of this Agreement, a “Change in Control” shall have the meaning as set forth in the Common Stock Purchase Agreement.

10.3 Code. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

10.4 Good Reason. For purposes of this Agreement, “Good Reason” for resignation from employment with the Company means any of the following actions taken by the Company or a successor corporation or entity without your written consent (unless such action is taken in response to conduct by you that constitutes Cause): (a) material reduction of your base compensation, other than a reduction that applies generally to all executives; (b) material reduction in your authority, duties or responsibilities from those you had immediately before said reduction (it being further understood that a change in reporting structure or authority occurring as a direct result of a Change in Control shall not in and of itself constitute a “material reduction”); or (c) relocation of your principal place of employment that results in an increase in your one-way driving distance by more than 50 miles from your then current principal residence; provided also that, solely for purposes of receiving the Full Accelerated Vesting Benefit in Section 9.3(a), Good Reason shall also include: (d) the failure or refusal of a successor to the Company in the event of a Change in Control to materially assume the Company’s obligations under the Common Stock Purchase Agreement. In order to resign for Good Reason, you must first provide written notice of the event giving rise to Good Reason to the Company’s Board within 30 days after the condition arises, allow the Company 30 days to cure such condition, and if the Company fails to cure the condition within such period, your resignation from all positions you then hold with the Company must be effective not later than 30 days after the end of the Company’s cure period.

10.5 Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.

10.6 Separation from Service. For purposes of this Agreement, “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).

11. Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s standard form of Confidential Information and Invention Assignment Agreement, attached as Exhibit A. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

12. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.

13. Section 280G.

If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other reasonable time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

14. Arbitration of All Disputes.

14.1 Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims); provided, however, that this Section shall not apply to any claim or cause of action brought in court by you pursuant to the California Private Attorneys General Act of 2004, as amended, or any other claim that may not by law be subject to mandatory arbitration. BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

14.2 Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

14.3 Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

14.4 Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Diego, California, or as otherwise agreed to by you and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.

14.5 Excluded Claims. This Arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

14.6 Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

15. General Provisions. This Agreement, together with the Confidential Information and Inventions Assignment Agreement, the Common Stock Purchase Agreement, the Equity Documents, and any other agreement expressly referenced herein, constitute the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 9, 10, 11, 12, 13, 14 and 15 will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

This offer is subject to satisfactory proof of your identity and right to work in the United States and other applicable pre-employment screenings.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

[Signature Page Follows]

Best regards,

ADARx PHARMACEUTICALS, INC.

/s/ Zhen Li
Zhen Li, Ph.D.
Chief Executive Officer

Accepted and agreed:

/s/ Ajin Tamboli
Ajim Tamboli

Date: July 11, 2024

Exhibit A

Confidential Information and Invention Assignment Agreement